Exhibit 10.1

LICENSING AGREEMENT

THIS AGREEMENT (“Agreement”) is dated March 8, 2011 among Virolab Nevada LLC, a limited liability company, established pursuant to the laws of the State of Nevada, having an address of 2360 Corporate Circle-S, Henderson, NV 89074-7722 (“Licensor”), and Accelerated Acquisitions X, Inc., a company incorporated pursuant to the laws of the State of Delaware, with an address of 1840 Gateway drive, Suite 200, Foster City, CA 94404 (“Licensee”).

WHEREAS:

A.	Except as provided herein, Licensor holds all rights, title and interest to a certain invention entitled “Virolab Technology” as further described in Schedule "A" attached hereto (“Technology”);

B.	Licensor wishes to enter into a formal licensing agreement with Licensee on the terms set forth below;

THIS AGREEMENT WITNESSES THAT in consideration of US$10.00 (the receipt and sufficiency of which is hereby acknowledged), the parties agree as follows:

ARTICLE 1

INTERPRETATION

1 .1   Construction and Interpretation. In this Agreement, unless inconsistent with or excluded by the context:

(a)	Any heading, index, table of contents or marginal note used in this Agreement is for convenience only and will not limit or affect the interpretation or construction of this Agreement;
.
(b)	Singular words will include the plural and plural words will include the singular;

(c)	A reference to a person will include a company or other corporation and a reference to a company or other corporation will include a person;

(d)	A word importing a particular gender will include each other gender; and

(e)	A reference to a party to this Agreement includes that party's heirs, executors, administrators, successors and permitted assigns.

1.2   Definitions. In this Agreement, unless inconsistent with or excluded by the context:

(a)	“Affiliate” means, with respect to any entity, any other entity which directly or indirectly controls or is controlled by or is under direct or indirect common control with such first mentioned entity;

(b)	“Improvements” means all improvements to the Technology developed within or by Licensee;

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(ac	“Intellectual Property” includes the Technology and any intellectual property relating to the Technology, including any patent, patent application, copyright, industrial design, trademark, any rights to patent, copyright, industrial design or trademark in any country, engineering designs, concepts, models, trade secrets, know-how and show how, and includes any new technology or the products as may hereafter be developed or acquired by Licensee or any of its subsidiaries;

(d)	“License” means an exclusive, non-transferable, license (with a limited right of sublicense) to allow Licensee to make, use and apply the Technology and conduct its business in the Territory;

(e)	“Licensed Products” means products which, in the absence of the License, would infringe the Licensor’s intellectual property rights in the Technology;

(f)	“Original Invention” means a certain invention entitled “Virolab Technology” as further described in Schedule "A" attached hereto;

(g)	“Technology” means certain technology known as “Virolab Technology” and includes the Original Invention, any improvements thereof and any products which embodies the Virolab
Technology and any improvements thereof or thereto;

(h)	“Territory” means worldwide; and

(i)	“Trade-Mark” means and trade-mark or trade-name as may be adopted for use on the Licensed Products from time to time.

1.3  Variation of Agreement. Any variation or modification or waiver of the terms or conditions of this Agreement must be in writing, duly executed by Licensor and Licensee, respectively.

1.4  Severance. Each word, phrase, sentence, paragraph and section of this Agreement is severable and if a court in any jurisdiction determines that any such provision is unenforceable, illegal or void in that jurisdiction the court may sever that provision which becomes inoperative and such severance will not affect the operation of any other provisions of this Agreement nor the operation of that provision in any other jurisdiction.

1.5  Waiver. The failure of either party hereto at any time to enforce any provision of this Agreement will not affect its rights thereafter to require complete performance by the other party, nor will the waiver of any breach of any provision be taken or held to be a waiver of any subsequent breach of any such provision or be a waiver of the provision itself. In order for any waiver to be effective, it must be in writing and signed by an authorized officer of the party.

1.6   Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, and both parties agree to submit to the exclusive jurisdiction of the courts of the State of Delaware.

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ARTICLE 2

LICENSE

2.1     Grant of License:

     (a)    Licensor hereby grants to Licensee an exclusive, non-transferable, license for use in the Territory, with a limited right of sublicense, as set forth in Section 2.1(e) below, to allow the Licensee to use the Intellectual Property to make, use, and apply the Technology in the course of Licensee’s business, which, in the absence of the License, would infringe Licensor’s intellectual property;

     (b)   Except for the rights granted pursuant to the License, Licensor shall retain all rights, title and interest to the Technology;

     (c)   Licensee shall be responsible for all of the testing and improvements to the Technology;

     (d)   Licensor shall retain all rights to the Improvements, but such Improvements shall also be a part of the License;

     (e)  Licensee shall have the right to offer limited royalty-bearing sublicenses to third parties where such third parties are in a position to commercialize the Technology in ways that Licensee cannot accomplish in a competitive manner.  Licensee shall pay Licensor two percent (2.0%) of all royalties and fees received from such third parties. If Licensee receives any non-cash consideration as part of the sublicense consideration (including equity in sublicensee or other entities), Licensor shall have the option to take its portion of the sublicense consideration in kind or in cash based on the fair market value of the non-cash consideration as of the date of receipt by Licensee wherein the fair market value as determined by Licensee’s independent accounting advisors shall equal the cash consideration an unaffiliated, unrelated buyer would pay in an arm’s length sale of a substantially identical item sold in the same quantity, under the same terms, and at the same time and place. Such right to sublicense is subject to the following conditions:

(i)
In each sublicense agreement, the sublicensee will be subject to the terms   and conditions of the license granted to Licensee under this Agreement, and the sublicensee will be prohibited from either assigning its sublicense or granting further sublicenses, without first obtaining approval from Licensor; provided, however, that in the event that such further sublicense is approved, any fee or other consideration paid to sublicensee in consideration of such sub-sublicense will be treated as sublicense consideration as if the sub-sublicensee were a sublicensee. Nevertheless, Licensee may set royalty or other payments at its discretion for its sublicensees, as long as the applicable royalties or other payments of its sublicensees are not more favorable to the sublicensee than the corresponding terms of this Agreement.

(ii)	Licensee will forward to Licensor, within thirty (30) days following its execution, a fully executed, complete, and accurate copy written in the English language of each sublicense agreement granted under this Agreement. Licensor’s receipt of such sublicense agreement will not constitute a waiver of any of Licensor’s rights or Licensee’s obligations under the Agreement.

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(iii)	Notwithstanding any such sublicense agreement, Licensee will remain primarily liable to Licensor for all of Licensee’s duties and obligations contained in the Agreement, and any act or omission of a sublicensee that would be a breach of the Agreement if performed by Licensee will be deemed to be a breach by Licensee of the Agreement. Each sublicense agreement will contain a right of termination by Licensee in the event that the sublicensee breaches the payment obligations affecting Licensor or any other material terms and conditions of the sublicense agreement that would constitute a breach of the terms and conditions of the Agreement if such acts were performed by Licensee. In the event of such sublicensee breach, and if after a reasonable opportunity to cure as provided in any such sublicense agreement, such sublicensee fails to cure such sublicensee breach, then Licensee will terminate the sublicense agreement unless Licensor agrees in writing that such sublicense agreement need not be terminated.

(iv)	Upon termination of the Agreement for any reason, all sublicense agreements will, at Licensor’s option, be (i) assigned to and assumed by Licensor, or (ii) terminated.

     (f)   Licensee shall pay Licensor a royalty of one quarter of one percent (.025%) of all gross revenues resulting from the use of the Technology by Licensee, except as otherwise modified in writing.

2.2   Exclusive Rights. The rights of Licensee to the License in accordance with Section 2.1 will be sole and exclusive, and Licensor will not directly or indirectly compete with Licensee, nor the license, authorize or permit any third party to compete with Licensee with respect to the use of the Technology.
2.3  Assignment of Rights. Licensor and Licensee acknowledge that the respective rights and obligations pursuant to this Agreement are personal to the parties and that Licensee, except in the event of the acquisition of Licensee, by any means, or the sale or merger of substantially all of Licensee’s assets to or with a third party, will not assign this Agreement or assign or delegate any or all rights, duties, or obligations under this Agreement without the prior consent in writing of Licensor, which consent Licensor may not withhold unreasonably.  If Licensor consents to such assignment or delegation, Licensee will remain jointly and severally liable with the assignee or delegate for the obligations of Licensor under this Agreement.  Subject to the limitations hereinbefore expressed, this Agreement will inure to the benefit of and be binding upon the parties and their respective successors and assigns.

2.4  Reorganization of Rights. Licensor may choose to reorganize its worldwide licensing strategy, including delegation of certain commercialization rights to a separate entity, with the prior written consent of Licensee, which may not be unreasonably withheld, provided that the full beneficial terms to Licensee embodied in the Agreement shall not be diminished due to such actions.

2.5  Effect of Assignment. Unless otherwise agreed upon between the parties, no assignment of this Agreement, the benefit of this Agreement or any rights, licenses or authorities pursuant to this Agreement will relieve the assigning party from any liability under this Agreement, whether absolute, contingent, due or accruing, which exists as of the date of assignment.

2.6  No Sublicense. Except pursuant to Section 2.1(e), Licensee will not sublicense the benefit of this Agreement or any rights, licenses or authorities pursuant to this Agreement and any attempted violation of this section, whether voluntarily or by operation of law, will be void and of no force and effect.

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2.7  Confidential Information. Licensee acknowledges that its entire knowledge of the Technology and the business of Licensor, including, without limitation, the contents of any Documents (defined as all drawings, specifications, blueprints, programs and other material in electronic form or otherwise relating in any manner to the Intellectual Property or the Technology) and periodic updates or revisions, in effect from time to time and the designs, plans, prototypes, specifications, standards and operating procedures for the Technology, will be derived from information disclosed to Licensee by Licensor in confidence and that the Documents and such other information are confidential information and/or trade secrets of the Licensor (all of which is herein collectively called the "Licensor Confidential Information") except where such information is in the public domain or is information describing generally accepted business, engineering or manufacturing practices. Accordingly, Licensee agrees that it will maintain the absolute confidentiality of the Intellectual Property, the Documents and such other information, both during and after the term of this Agreement, disclosing same to other employees of Licensee only to the extent necessary for compliance with this Agreement.

All Licensor Confidential Information obtained by Licensee shall be considered confidential and will not be disclosed by Licensee to any person without the prior written consent of Licensor. Licensor will provide reasonable confidentiality agreements in the form attached hereto as Schedule C to be signed by Licensee and all employees or sub-contractors of Licensee to whom any Licensor Confidential Information will be disclosed, and Licensee will provide or obtain signatures of such confidentiality agreements as the case may be.

During the course of its relationship with Licensor, Licensee or its subsidiaries or associates or their employees, agents or consultants may disclose certain proprietary or confidential information to Licensor or its subsidiaries or associates or their employees, agents or consultants. The proprietary or confidential information may be oral or written, may be of a technical or commercial nature, may take the form of plans, drawings, processes, formulae, schedules, reports, projections, analyses, programs, prints, recordings, lists or other compilations of information, and may relate to Licensee, its vendors, employees, stockholders or customers. All of such proprietary information and confidential information is herein collectively called the “Licensee Confidential Information”.

Any Licensee Confidential Information obtained by Licensor will be considered confidential and will not be disclosed by Licensor to any person without the prior written consent of Licensee. Licensee agrees that the Licensor Confidential Information, and all rights to the Licensor Confidential Information, which has been or will be disclosed to Licensee, as well any improvement or technology using, relating to or incorporating the Licensor Confidential Information shall remain the exclusive property of Licensor, and shall be held in trust for the benefit of Licensor.  Licensee agrees that it will not, directly or indirectly, deal with, use, or exploit the Licensor Confidential Information without Licensor's prior written consent. With regard to any improvement or new technology using, relating to or incorporating the Licensor Confidential Information, Licensee agrees to assign to Licensor all right, title and interest in such improvements or technology, any copyright, trademark, industrial design, patent applications and copyrights, trademarks, industrial designs, patents granted thereto, the sole right to file such applications and Licensee agrees to assist Licensor in obtaining reissues, divisions, renewals or extensions of any such applications and to do any act required to aid Licensor in obtaining and enforcing proper intellectual property protection.

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The foregoing restrictions do not apply to information which:

(a)     at the time of disclosure was in the public domain as evidenced by a printed publication or otherwise;
(b)     after disclosure becomes part of the public domain by publication or otherwise, other than by action of the disclosing party;
(c)     was in the possession of the disclosing party at the time of disclosure by the disclosing party and was not acquired, directly or indirectly, from the non-disclosing party; or
(d)     the disclosing party rightfully receives from an independent third party who did not receive such information, directly or indirectly, from the other party with limitation or restriction on its use.

The obligations contained in this Article will continue notwithstanding the termination of this Agreement or any confidentiality agreements.

The products or proceeds of the services performed by Licensee under this Agreement including, but not limited to, documents, written materials, programs, documentation, designs, discs and tapes shall be and remain the property of Licensor and Licensee shall be able to use such written materials, programs, documentation, designs, discs and tapes for the purposes of carrying out its obligations under this Agreement while the Agreement is in effect.

Licensee will, however, notify Licensor immediately of any alleged, possible, or suspected infringement, passing off, or challenge to the use of any of the Intellectual Property or claim by any person to any rights in any similar trademarks or names of which Licensee is or becomes aware. Licensor agrees to execute any and all instruments and documents, render such assistance and do such acts and things as may be, in the opinion of Licensee, acting reasonably, necessary or advisable to protect and maintain the interests of Licensor in any such litigation or proceedings or to otherwise protect and maintain the interest of Licensor in the Intellectual Property.

Licensee will have the right, but not the obligation, to prosecute infringement of any of the intellectual property related to the Technology at its own expense. Licensee will not settle or compromise any such suit in a manner that imposes any obligations or restrictions on Licensor or grants any rights to any intellectual property of the Technology, without Licensor’s prior written consent. At the time of filing any infringement enforcement action against a third party, Licensor and Licensee will determine how any damages awarded will be distributed between Licensor and Licensee; provided, however, that in no event will Licensor’s distribution be less than an amount that would have been due to Licensor as sublicense fees as if the litigation recovery had been sublicense consideration. In such a situation Licensee will recoup 100% of its entire litigation expenses first before any calculation is made with regard to the division of damages awarded. In the event that Licensee is not successful in winning a litigation case, Licensee may deduct from future royalty and sublicense fees fifty percent of such litigation costs.

2.8  No Agency or Joint Venture. Nothing in this Agreement constitutes or deems the parties to be partners or joint ventures in relation to the distribution or marketing of the Products, nor to create the relationship of principal and agent or master and servant between the parties, or any other form of legal association which would impose liability upon one party for any act or failure to act by the other party.

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2.9  Term. The term ("Term") of this Agreement and of the rights, authorities and licenses granted to the Licensee pursuant to this Agreement for (i) the Technology, (ii) any improvements of or to the Technology, or (iii) any product which embodies the Technology or such improvements shall commence upon execution of this Agreement and continue for thirty (30) years, provided that the Licensee is not in breach or default of any of the terms or conditions contained in this Agreement.

2.10  Renewal. Subject to written mutual agreement between Licensor and Licensee, this Agreement may be renewed.

ARTICLE 3
RESEARCH, DEVELOPMENT AND COMMERCIALIZATION
FUNDING REQUIREMENTS

3.1  Effective Dates.  The License shall become effective upon execution hereof and continue until the end of the Term provided Licensee has generated revenues net of expenses incurred in the normal course of operations, or has funded, a minimum of US $2,000,000 for "qualifying research, development and commercialization expenses" in accordance with the following schedule:

(a)	a minimum of US $500,000 during the period commencing from the date of execution of this Agreement by all parties ("Execution Date") and ending on the first anniversary of the Execution Date; or

(b)	a minimum of US $500,000 during the period commencing upon the Execution Date and ending on the second anniversary of the Execution Date; or

(c)	a minimum of US $1,000,000 during the period commencing upon the Execution Date and ending on the third anniversary of the Execution Date.

It is understood and agreed that any funding in excess of the minimum funding requirement for a particular period shall be automatically credited against the minimum funding requirement for the following funding period.  For clarity, "qualifying research, development and commercialization expenses" shall be those expenses that have been pre-approved by the parties hereof as contributing to the research, development and commercialization of the Technology, improvements and platform embodying the Technology and improvements thereof as mutually agreed upon by the parties to this Agreement.

Research, development and commercialization funding may be extended under terms and conditions mutually agreed between the parties.

ARTICLE 4

LICENSEE’S COMMERCIALIZATION OBLIGATIONS

4.1     Responsibilities.  Licensee shall perform as follows:

 (a)    Licensee shall fund payments immediately as they become due for:

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(i)           reasonable relocation and resettlement costs of a Licensor platform advisor and other necessary personnel agreed upon between the two parties, to the testing and development locale including the acquisition and transport of prototype materials and required documents or plans;

(ii)       legal expenses to a patent attorney firm, mutually agreed upon among the parties, who will provide necessary assistance in due diligence for the patentability of the technology;

(iii)      fund the ongoing research, development and commercialization of the Technology and the research, development and commercialization of devices using the Technology;

All of the above expenditures shall be credited to the funding requirements set out in Article 3 and are to be considered immediately available upon need.

(b)    Provide assistance to the Licensor with the procurement of patent protection, including cooperating in registered user application of such other applications or filings as are required to effect necessary patent protection with respect to the Technology. Licensee shall pay patent costs and expenses related to United States and foreign filings, including patent filing, translation, search, prosecution and maintenance costs and fees. Licensee will be billed and will pay directly to patent counsel all documented costs and fees and other charges incident to the preparation, prosecution, and maintenance of any patents, copyrights or trademarks related to the Technology within thirty (30) days after receipt of invoice.  Licensee at its option may register this Agreement with any patent office having jurisdiction.  Licensor will work closely with Licensee to develop a suitable strategy for the prosecution and maintenance of all patents, industrial design, trademarks and copyrights. It is intended that Licensee may interact directly with the selected patent counsel in all phases of patent prosecution, such as preparation, office action responses, filing strategies for continuation or divisional applications, and other related activities. Licensor will provide copies of all documents prepared by the selected patent counsel to Licensee for review and comment prior to filing, to the extent practicable under the circumstances.  Licensor will maintain final authority in all decisions regarding the prosecution and maintenance of any patent, industrial design, trademark or copyright applications. All new patent applications and patents will be in the name of Licensee and owned by Licensee.

(c)    Licensee will use diligent and commercially reasonable efforts to actively   commercialize the Technology.  “Actively commercialize” means having a commercially effective, reasonably funded ongoing and active research, development, manufacturing, marketing and/or sales program directed toward obtaining regulatory approval, production and/or sales of products embodying the Technology in applicable markets.

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(d)   All payments to Licensor will be made in United States dollars by check payable to the name of Licensor and sent to:

              Virolab Nevada, LLC.
       2360 Corporate Circle-S
       Henderson, NV 89074-7722

All payments shall be subject to applicable withholding taxes, if any.

(e)    Licensee will maintain, and cause its sublicensees to maintain, complete and accurate books and records that enable all royalties payable under the Agreement to be verified. The records for each calendar quarter will be maintained for three (3) years after the submission of each quarterly activity report of Licensor. Each quarterly activity report shall be delivered to Licensor within forty-five (45) days after March 31, June 30, September 30, and December 31, beginning immediately after May 1, 2011 and detail the gross sales revenues for the fiscal quarters ending on the foregoing dates, which report shall be certified by the chief financial officer or similar officer of Licensee even if no payments are due Licensor, giving the particulars of the business conducted by Licensee its sublicensee. In addition, Licensor shall have the right, on an annual basis to request and receive technical information from Licensee sufficient to evidence whether and to what extent Licensee is practicing the claims of the Licensed Patents. Licensor shall have the right to make an enquiry in regard of such reports within 30 days following the receipt of such report and upon the expiry of 30 calendar days from the receipt of such report or 10 calendar days from the receipt of the explanation of any enquiry, such report or explanation shall be deemed to be acceptable and final.

 (f)    Upon prior notice to Licensee and its sublicensees, and at Licensor’s expense, Licensor or its representatives or its appointed accountants will have access to such books and records relating to gross sales as necessary to conduct a review or audit of gross sales and verify all royalty reports submitted and royalty payments. Such access will be available to Licensor upon not less than ten (10) days’ written notice to Licensee and its sublicensees, not more than once each calendar year of the Term, during normal business hours, and once a year for three years after the expiration or termination of the Agreement. If an audit of Licensee’s records indicates that Licensee has underpaid royalties by more than (i) three percent (3%), or (ii) five thousand dollars ($5,000), whichever is greater, for the records so audited, Licensee will pay the reasonable costs and expenses incurred by Licensor and its representatives and accountants, if any, in connection with the review or audit, and Licensee will immediately remit such royalties and any accrued interest to Licensor. Further, whenever Licensee and its sublicensees has its books and records audited by an independent certified public accountant, Licensee and its sublicensees will, within thirty (30) days of the conclusion of such audit, provide Licensor with a written statement, certified by said auditor, setting forth the calculation of royalties due to Licensor over the time period audited as determined from the books and records of Licensee.

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ARTICLE 5

PROTECTION OF THE LICENSOR’S
INTELLECTUAL PROPERTY

5.1  Licensee hereby acknowledges Licensor’s right, title and interest in the Intellectual Property relating to the Technology.

5.2  Licensee hereby acknowledges that all right, title, interest and goodwill relating to the Intellectual Property inure to Licensor.

5.3  Licensee hereby acknowledges that any rights subsequently acquired with respect to Licensor’s Intellectual Property or similar property is assigned to Licensor.

5.4  Licensee undertakes not to contest the validity of Licensor’s rights in the Intellectual Property.

5.5  Licensee agrees to take no actions which might impair or interfere with Licensor’s rights in the Intellectual Property.

5.6  Licensee agrees not to seek, independently of Licensor, any trade mark, copyright, patent, or industrial design registrations anywhere in connection with the Intellectual Property or similar property.

5.7  Licensee agrees not to adopt or use any property similar to the Intellectual Property during the Term of this Agreement and thereafter.

5.8  Licensee shall not associate or commingle the Intellectual Property with other intellectual property without the Licensor’s prior consent.

5.9   Licensee agrees not to use the Intellectual Property in an unauthorized manner and, in particular, not to use it in Licensee’s name or as a name or part of a name of any other corporate legal entity, except that Licensee, may elect to use the company name or part of the company name of Licensor in Licensee’s name, with the prior written consent of Licensor, which consent will not be unreasonably withheld.

5.10  Licensee acknowledges that the grant of License is subject to the terms of this Agreement, and a breach of this Agreement constitutes an infringement of the Licensor’s Intellectual Property.

5.11  Licensee agrees to affix notices indicating Licensor's ownership of Licensor's Intellectual Property on licensed products and all packaging, advertising, promotional and other materials bearing Licensor's Intellectual Property in such form as is requested by Licensor.

5.12  Licensee hereby acknowledges the uniqueness of the Intellectual Property, and the difficulty of assessing damages from the unauthorized use of the Intellectual Property and the propriety of injunctive relief.

5.13  Licensor represents and warrants to Licensee that it is the sole owner of the Intellectual Property and the Technology, that such Intellectual Property and Technology do not infringe on the intellectual property of any other person, and that all registrations with respect thereof are in good standing, valid and enforceable, and with support from Licensor, Licensee will, at its sole expense, take all reasonable steps to secure and protect the Intellectual Property and the Technology, including without limitation the defense of any claims against Licensee in relation to the Intellectual Property and the Technology, in accordance with agreement.

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5.14  Licensee and Licensor shall cooperatively use their commercially reasonable efforts to achieve procurement of trade mark, copyright and industrial design protection with respect to the Intellectual Property, as applicable, including cooperating in registered user application of such other applications or filings as are required to effect necessary trade mark, copyright, patent and industrial design protection at Licensee’s expense.

5.15  Licensee and Licensor shall immediately notify each other of all unauthorized uses, infringements, imitations and any other claims against the interests of Licensor and Licensee and assist each other in the enforcement of trade-mark, copyright, patent and industrial design protection relating to the Intellectual Property.

5.16  Each of Licensor and Licensee shall have the right, but not the obligation, to decide whether to take action against infringements and imitations or defend against any action with respect to the Intellectual Property, and Licensee shall cooperate in any such action or defense.

5.17  Licensor represents and warrants that it has the right to grant the License to Licensee in accordance with the terms of this Agreement.

5.18  Licensor represents and warrants that entering into this Agreement does not violate any rights or obligations existing between Licensor and any other entity.

5.19  Licensee and Licensor shall be required to use industry standard non-disclosure agreements or mutually acceptable non-disclosure agreements when dealing with third parties in order to safeguard and protect Intellectual Property.

ARTICLE 6

LICENSOR'S OBLIGATIONS

6.1  Licensor's Indemnity. Licensor will indemnify and save Licensee harmless from and against any and all reasonably foreseeable claims, causes of action, damages, awards, actions, suits, proceedings, demands, assessments, judgments, as well as any and all costs and legal and other expenses incidental to the foregoing, arising out of:

(a)           Any act, default or breach on the part of Licensor or its officers, employees, servants, agents and representatives under the terms of this Agreement; and

      (b)  Any claims of intellectual property infringement arising out of the commercialization of the Technology to the extent that the potential for such specific claims were actually known by the Licensor or should have been known and were not disclosed to Licensee; or to the extent expressly waived by Licensee in writing if such claims were disclosed to Licensee.

6.2  Compliance with Laws. Licensee will at all times during the Term fully comply with all laws, bylaws, regulations of any competent authority that affect or are likely to affect the due performance and observance of Licensee's obligations in this Agreement in the sale, distribution and use of the Licensed Products.

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ARTICLE 7

INTELLECTUAL PROPERTY

7.1  Ownership of Intellectual Property. Based on Licensor's representation and warranty provided in Section 10.1 as well as any future technology patents being granted, Licensee acknowledges that Licensor is the sole and beneficial proprietor of the Intellectual Property.

7.2  Use of Name. Use of name or other proprietary trade dress of Licensor or any of its subsidiaries by Licensee shall be subject to the prior written approval of Licensor or any of its subsidiaries.

7.3  No Copies. Except in furtherance of the research, development and commercialization of the Technology, Licensee shall not, and shall not authorize any sublicensee or third part to, copy, reverse engineer, decompile, disassemble, reconstruct, decrypt, modify, update, enhance, supplement, translate or adapt the Licensed Products and shall take all reasonable precautions so as not to allow other parties to do so.

7.4  Improvements. Any improvements to any Licensed Product or future products, regardless of the source, are the property of Licensor or any of its subsidiaries unless otherwise agreed in writing, and shall be communicated promptly to Licensor or any of its subsidiaries and will be licensed to Licensee for the Term of this Agreement as set forth in Section 2.9 hereof.

ARTICLE 8

REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1  Licensor represents and warrants to Licensee that it is the sole owner of the Intellectual Property, that such Intellectual Property does not infringe on the Intellectual Property of any other person and at Licensee's expense, Licensee together with the cooperation of Licensor shall take all reasonable steps to secure and protect the Intellectual Property and the Technology, including without limitation the defense of any claims against the Licensee in relation to the Intellectual Property and the Technology.

8.2  To the knowledge of Licensor, there are no claims of any nature or description related to the Intellectual Property and all registrations with respect to the Intellectual Property are in good standing and are valid and enforceable.

8.3  Licensor agrees to use its best efforts to obtain all required patent and industrial design protection for the Intellectual Property not previously obtained.

8.4  Licensor will agree to maintain its intellectual property rights in the Technology free and clear of all liens and encumbrances and that no lien, encumbrance, mortgage or debt instrument of any kind, nature or description shall be incurred without the prior written consent of Licensee;

8.5  To the extent it shall not adversely affect the attorney-client relationship, Licensor shall ensure that any retention arrangement with any patent agent shall provide that Licensee shall at all times be copied on any correspondence with any patent office and that Licensee shall have free and unfettered access to the working files of such patent agent and may make such enquiries with the patent agent as is necessary for the maintenance of its continuous disclosure record with its shareholders and the making of any decision by Licensee for any payments hereunder;

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8.6  Licensor represents and warrants that it has the right to grant the License pursuant to the terms of this Agreement and that entering into this Agreement does not violate any rights or existing obligations between Licensor and any other entity.

8.7  Licensor represents and warrants that it is a limited liability company in good standing under the laws of the State of Delaware and has full authority to enter into this Agreement without any breach of its governing documents or any applicable law.

8.8  Licensee represents and warrants that it is a corporation in good standing under the laws of the State of Delaware and has full authority to enter into this Agreement without any breach of its governing documents or any applicable law.

ARTICLE 9

FORCE MAJEURE

9.1 Definition of Force Majeure. For the purpose of this Agreement, force majeure means any act, event or cause, except in relation to obligations to make payments under this Agreement, beyond the reasonable control of the party affected by that force majeure including, without limitation, any act of God or any public enemy, fire, flood, explosion, landslide, epidemic, breakdown of or damage to plant, equipment or facilities, inability to obtain or unavailability of or damage to materials, ingredients or supplies, strikes, labor disputes, war, sabotage, riot, insurrection, civil commotion, national emergency and martial law, expropriation, restraint, prohibition, embargo, decree or order of any government, governmental authority or court.

9.2 Notice of Force Majeure. A party (in this Agreement called the "Affected Party") will inform the other party in writing within seven days of becoming affected by any force majeure that has or is likely to have any substantial detrimental effect on the ability of the Affected Party to perform any or all of the terms and conditions contained in this Agreement and will give particulars of the force majeure and the likely duration of the force majeure and of any likely or resulting disability or effect of that force majeure.

9.3 Time for Performance. The time for performance of the obligations of an Affected Party will be extended for the period of the force majeure if appropriate.

ARTICLE 10

TERMINATION

10.1  Termination on Default.  If any of the Parties are in breach or default of the terms or conditions contained in this Agreement and do not rectify or remedy that breach or default within 90 days from the date of receipt of notice by the other party requiring that default or breach to be remedied, then the other party may give to the party in default a notice in writing terminating this Agreement but without, in any way, limiting or affecting the rights or liabilities of the parties or either of them that have accrued to the date of termination.  However, the party to whom notice of default has been delivered shall have the right to contest the termination in a court of law and any such termination shall not become effective until a final decision has been rendered by a court of competent jurisdiction that the alleged breach is actual and that the party to which a notice of default has been delivered, has not effectively cured the default.

Exhibit 10.1 --- Page 13

10.2  Optional Termination by Licensee. Licensee may, at its option, terminate this Agreement at anytime by doing the following:

(a)           by ceasing to use the Technology and offer the services facilitated by any Licensed Products;

(b)           by giving sixty (60) days prior written notice to Licensor of such cessation and of Licensee’s intent to terminate, and upon receipt of such notice, Licensor may immediately begin negotiations with other potential licensees and all other obligations of Licensee under this Agreement will continue to be in effect until the date of termination;

(c)           tendering payment of all accrued royalties and other payments due to Licensor as of the date of the notice of termination; and

(d)           evidencing to the Licensor that provision has been made for any prospective royalties and other payments to which Licensor may be entitled after the date of termination.

10.3  Partial Termination by the Licensor.  Notwithstanding Section 10.1, if Licensee is in breach or default of the terms or conditions contained in this Agreement and does not rectify or remedy that breach or default within 90 days from the date of receipt of notice by Licensor requiring that default or breach to be remedied, then Licensor, may alter License granted by this Agreement with regards to its exclusivity, its territorial application and restrictions on its application.

10.4  Termination in Other Events.  Without in any way limiting any other provision of this Agreement, either Licensor or Licensee may terminate this Agreement by notice in writing to the other if an order is made by a court or other competent authority for the winding up or dissolution of Licensee.

10.5  Survival. Upon the termination of this Agreement:

(a)
Licensee will immediately cease use of the Intellectual Property; provided however, after the effective date of termination, Licensee may sell all Licensed Products and parts thereof that it has on hand at the effective date of termination; provided, however, that Licensee’s royalty obligations will continue until all Licensed Products have been sold;

(b)	Nothing in this Agreement will be construed to release either party from any obligation that matured prior to the effective date of termination; and

(c)	The provisions of Articles 5, 6, 7 and 8 shall survive any termination or expiration of this Agreement

ARTICLE 11

GENERAL

11.1  Notices. All notices or other communications required or permitted to be given under this Agreement must be in writing and delivered by e-mail, courier or facsimile to the address for each party as specified above or in the case of delivery by facsimile, as follows:

Exhibit 10.1 --- Page 14

     If to Licensee:

Accelerated Acquisitions X, Inc. 1840 Gateway Drive, Suite 200
Foster City, CA 94404 Attention: Timothy Neher Facsimile: 650-378-1232 E-mail: tneher@accelvp.com

If to Licensor:

Virolab Nevada, LLC. 2360 Corporate Circle-S Henderson, NV 89074-7722 Attention: Dr. Ricardo Rosales, PhD. Facsimile: 702-866-2689 E-mail: rrosalesvirolab@gmail.com

Any party may designate a substitute address for the purpose of this section by giving written notice in accordance with this section. Any notice delivered in this fashion will be deemed to have been given when it is actually received.

11.2  Time of Essence. Time is of the essence of this Agreement.

11.3  Further Assurances. Each of the parties hereby covenants and agrees that at any time and from time to time it will, upon the request of the other party, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required for the better carrying out and performance of all the terms of this Agreement.

11.4  Each party recognizes that the employees of the other party, and such employees' loyalty and service to such party, constitute a valuable asset of such party. Accordingly, each party agrees not to make any offer of employment to, nor enter into a consulting relation with, any person who was employed by the other party within three years after the cessation of such person's employment by the other party.

11.5  Subject to the limitations hereinbefore expressed, this Agreement will inure to the benefit of and be binding upon the parties and their respective successors and assigns.

Exhibit 10.1 --- Page 15

11.6  There are no oral conditions, representations, warranties, undertakings or agreements between Licensor and Licensee. No modifications to this Agreement will be binding unless executed in writing by the parties. No waiver of any provision of this Agreement will be construed as a waiver of any other provision hereof nor shall such a waiver be construed as a continuing waiver. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together constitute one and the same instrument. This Agreement will be governed by the laws of the State of Florida. Unless otherwise stated, all dollar amounts referred herein shall be in the lawful currency of the United States. If any clause or provision of this Agreement is declared invalid or unenforceable, the remainder of this Agreement will remain in full force and effect. Headings used in this Agreement are for reference purposes only and will not be deemed to be a part of this Agreement. This Agreement will not be construed as creating a partnership, joint venture or agency relationship between the parties or any other form of legal association which would impose liability upon one party for any act or failure to act by the other party.

IN WITNESS WHEREOF the following parties have executed this Agreement:

ACCELERATED ACQUISITIONS X, INC.

/s/ Timothy J. Neher
By:	Timothy J. Neher, Director

VIROLAB NEVADA, LLC.

/s/ Dr. Ricardo Rosales, PhD
By:	Dr. Ricardo Rosales, PhD., Managing Member

/s/Marco Antonio Elio Rodriguez Garcia	/s/ Gerardo Sanchez Trinidad
By; Marco Antonio Elio Rodriguez Garciaa, Attorney / Lic. Gerardo Sanchez Trinidad, Legal Attorney

Exhibit 10.1 --- Page 16

EXHIBIT A

CONTRIBUTED ASSETS

1.) All of Virolab S.A. de R.L and Dr. Ricardo Rosales Ledesma rights, title and interests in and to any and all tangible and intangible assets useful in establishing the Company as a leading provider of cancer cures. Virolab owns the patent for MEL-1, MEL-2 and the proprietary EDIVPH also, an immunological diagnose test for oncogenic-HPV using blood samples; a test with 99% reliability that obviates the need for gynecologists and equipment at the diagnose phase of HPV; it is capable of processing thousands of women in a single day and not a handful of them as it is the case with the traditional check up methods.

          2.) Mexican Patents, Intellectual Property, Industrial Property, Trade Marks and Copy Rights for MEL1 and MEL 2 recombinant vaccine.

                       a- Protocols approvals and data

                       b- Publications

                       c- Articles and media coverage rights

                       d- Business plans and market studies

                       e- Worldwide potential associations, agreements and contacts

                       f- Letters of intents for product and joint ventures

                       g- Client list

           3.)  Intellectual Property, Industrial Property, Trade Mark and Copy Right for a Diagnosis Kit for the detection of cervical cancer and related lesion generated by the Papilloma Virus.
Company elected not to patent at this time.

           4.)  Domain names, Web sites, Forums and Media Internet sites, graphic designs, logos and all related material to VIROLAB businesses.

           5.)  Inventory of 7,000 treatments of the MEL 2 Vaccine.
(Inventory production cost not included/ to be paid as sold)

Exhibit 10.1 --- Page 17